PROFILE SOLUTIONS, INC. DIRECTOR AGREEMENT

This Agreement effective as of the 1st day of January 2019 (the "Effective Date") supersedes and replaces the Elite Products, International, LLC., a Florida Limited Liability Corporation consulting agreement dated the 1st day of November 2017 by and between Dan Oran, an individual acting as Director to the Company ("Director") since December 14th 2017, and Profile Solutions, Inc., a Delaware corporation (the "Company")

WHEREAS, it is essential to the Company to retain and attract as directors the most capable persons available to serve on the board of directors of the Company (the "Board"); and

WHEREAS, the Company believes that Director possesses the necessary qualifications and abilities to serve as a director of the Company and to perform the functions and meet the Company's needs related to its Board,

NOW, THEREFORE, in consideration of the mutual promises contained herein, the benefits to be derived by each party hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Service as Director. Director will serve as a director of the Company and perform all duties as a director of the Company, including without limitation (a) attending meetings of the Board, (b) serving on one or more committees of the Board (each a "Committee") and attending meetings of each Committee of which Director is a member, and (c) using reasonable efforts to promote the business of the Company. The Company currently intends to hold at least one in-person regular meeting of the Board and each Committee each week, together with additional meetings of the Board and Committees as may be required by the business and affairs of the Company. In fulfilling his responsibilities as a director of the Company, Director agrees that he shall act honestly and in good faith with a view to the best interests of the Company and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

2. Term and Termination. This Agreement is effective upon execution and will continue for one year, such longer period as the parties may agree or shareholder vote. Either party may terminate this Agreement at any time upon thirty (30) days prior written notice to the other party, or such shorter period as the parties may agree upon. The rights and obligations contained in this Agreement shall survive termination.

3. Compensation and Expenses.

(a) Board Compensation. For the services provided to the Company as a director, the Director will be entitled to $ 12,500 per month. In addition to the compensation described herein (unless comparable compensation is provided for under the terms of a separate employment or consulting agreement) or such compensation cannot be paid because of conflicts with applicable laws:

(i) In the event Director directly arranges or directly provides equity funding for Company or an affiliate of the Company, Director shall be entitled to compensation of 5% of the net proceeds of such funding.

(ii)In the event Director directly arranges or directly provides debt funding for Company or an affiliate of the Company, Director shall be entitled to compensation of 2.5% of the net proceeds of such funding.

(iii) In the event Director directly arranges for an acquisition of or by the Company or an affiliate of the Company, Director shall be entitled to compensation of 5% of the acquisition.

(iv) In the event Director initiates business for Company, then, on any sales resulting therefrom, Director shall be entitled to commission equal to 20% of the net proceeds received by Company therefrom on a continuing basis during and after the term of this agreement.

(b) Expenses. Upon submission of pre-approved in writing appropriate receipts, invoices or vouchers as may be reasonably required by the Company, the Company will reimburse Director for all reasonable out-of-pocket expenses incurred in connection with the performance of Director's duties under this Agreement.

(c) Other Benefits. The Board (or its designated Committee) may from time to time authorize additional compensation and benefits for Director, including additional compensation and awards under any stock incentive, stock option, stock compensation or long-term incentive plan of the Company, or any other plan that may later be established by the Company.

4. Director and Officer Liability Insurance. The Company shall maintain an insurance policy or policies providing directors' and officers' liability insurance, Director shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any of the Company's directors or officers.

5. Limitation of Liability; Right to Indemnification. Director shall be entitled to limitations of liability and the right to indemnification against expenses and damages in connection with claims against Director relating to his service to the Company to the fullest extent permitted by the Company's Certificate of Incorporation and Bylaws (as such documents may be amended from time to time), the General Corporation Law of the State of Nevada and other applicable law.

6. Amendments and Waiver. No supplement, modification or amendment of this Agreement will be binding unless executed in writing by both parties. No waiver of any provision of this Agreement on a particular occasion will be deemed or will constitute a waiver of that provision on a subsequent occasion or a waiver of any other provision of this Agreement.

7. Binding Effect. This Agreement will be binding upon and inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

8. Severability. The provisions of this Agreement are severable, and any provision of this Agreement that is held by a court of competent jurisdiction to be invalid, void, or otherwise unenforceable in any respect will not affect the validity or enforceability of any other provision of this Agreement.

9. Governing Law. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Florida applicable to contracts made and to be performed in that state without giving effect to the principles of conflicts of laws.

10. Entire Agreement. This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understanding relating to such subject matter.

11. Miscellaneous. This Agreement may be executed by the Company and Director in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument. Any party may execute this Agreement by facsimile signature and the other party will be entitled to rely on such facsimile signature as evidence that this Agreement has been duly executed by such party. Any party executing this Agreement by facsimile signature will promptly forward to the other party an original signature page by overnight courier. Director acknowledges that this Agreement does not constitute a contract of employment and does not imply that the Company will continue his service as a director for any period of time.

IN WITNESS WHEREOF, the parties have executed this Agreement this 30th day of November 2018.

Profile Solutions, Inc.

By:
Name: Dan Oran
Title: President and Chief Executive Officer

Dan Oran

By: ______________________
Dan Oran